                                                                      EXHIBIT 11
                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED EARNINGS PER SHARE COMPUTATION


                                              Three Months Ended             Six Months Ended
                                                   June 30                       June 30,
                                              1997         1996         1997             1996
                                           -----------  -----------  -----------  -------------------
                                                                  (Unaudited)
PRIMARY SHARES
Common shares outstanding - end of period   20,207,580   20,175,451   20,207,580           20,175,451
Weighted average common shares
  outstanding                               20,250,445   20,140,321   20,242,589           20,110,230
Weighted average common stock options
  outstanding                                  192,047      132,893      200,008              146,570
Preferred stock considered a common
  stock equivalent                             599,985      599,985      599,985              599,985
                                           -----------  -----------  -----------          -----------
Total primary shares                        21,042,477   20,873,199   21,042,582           20,856,785
                                           ===========  ===========  ===========          ===========
FULLY DILUTED SHARES
Weighted average common shares
  outstanding                               20,250,445   20,140,321   20,242,589           20,110,230
Weighted average common stock options
  outstanding                                  198,206      132,904      209,636              146,597
Preferred stock considered a common
  stock equivalent                             599,985      599,985      599,985              599,985
Assumed conversion of redeemable
  preferred stock not considered a common
  stock equivalent                           1,254,465    1,262,033    1,256,851            1,261,657
                                           -----------  -----------  -----------          -----------
Total fully diluted shares                  22,303,101   22,135,243   22,309,061           22,118,469
                                           ===========  ===========  ===========          ===========
NET INCOME                                 $20,398,000  $16,300,000  $36,265,000          $30,355,000
Preferred stock dividends on redeemable
  preferred stock                          $   661,000  $   663,000  $ 1,322,000          $ 1,326,000
                                           -----------  -----------  -----------          -----------
Net income available to common shares      $19,737,000  $15,637,000  $34,943,000          $29,029,000
                                           ===========  ===========  ===========          ===========
Primary earnings per share (net income
  available to common shares divided by
  total primary shares)                    $      0.94  $      0.75  $      1.66          $      1.39
                                           ===========  ===========  ===========          ===========
Fully diluted earnings per share (net
  income divided by total fully diluted
  shares)                                  $      0.91  $      0.74  $      1.63          $      1.37
                                           ===========  ===========  ===========          ===========


                                       12